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Exhibit 10.1

Fifteenth Amendment to Employment Agreement

        This Fifteenth Amendment to Employment Agreement is made and entered into as of February 24, 2004, by and between Robert Half International Inc. (formerly Boothe Financial Corporation), a Delaware corporation, ("Corporation") and Harold M. Messmer, Jr. ("Officer").

        WHEREAS, the Corporation and Mr. Messmer have entered into an Employment Agreement dated as of October 2, 1985, which has subsequently been amended (the "Employment Agreement").

        WHEREAS, Section 1 of the Employment Agreement provides that Mr. Messmer shall serve as Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation.

        WHEREAS, Mr. Messmer has recommended to the Board of Directors of the Corporation that, in light of recent changes in the structure and operation of the Corporation, it would be desirable for the Corporation to establish an Office of the President consisting of one or more individuals.

        WHEREAS, Mr. Messmer has recommended to the Board of Directors that, in connection with the establishment of the Office of the President, he relinquish the President title but remain Chairman of the Board of Directors and Chief Executive Officer.

        WHEREAS, the Board of Directors has accepted Mr. Messmer's recommendation.

        WHEREAS, the parties therefore wish to amend Section 1 of the Employment Agreement to delete the requirement that Mr. Messmer serve as President, but to make no other changes therein.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.     Section 1 of the Employment Agreement is hereby amended to read in its entirety as follows:

          "1.   Duties.    During the term of this Agreement, Officer agrees to be employed and to serve the Corporation as its Chairman of the Board of Directors and Chief Executive Officer, and Corporation agrees to employ and retain Officer in such capacities. Officer shall devote such of his business time, energy, and skill to the affairs of Corporation as shall be necessary to perform the duties of such positions. Officer shall report only to Corporation's Board of Directors and at all times during the term of this Agreement shall have powers and duties at least commensurate with his position as Chairman of the Board and Chief Executive Officer of Corporation. Officer's principal place of business with respect to his services to Corporation shall be within 60 miles of San Francisco, California."

        2.     In all other respects, the Employment Agreement is hereby ratified and confirmed and shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this agreement effective as of the day and year first written above.

ROBERT HALF INTERNATIONAL INC.
By	/s/ M. KEITH WADDELL
M. Keith Waddell Vice Chairman of the Board President and Chief Financial Officer
/s/ HAROLD M. MESSMER, JR.
Harold M. Messmer, Jr.

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  Exhibit 10.1
Fifteenth Amendment to Employment Agreement